October 13, 1998

Mr. Michael Allgood
PLM International, Inc.

Dear Mr. Allgood,

         This letter is to confirm that First Union National Bank has renewed its liquidity purchase commitment for the AFG Master Trust commercial paper program in the amount of $125,000,000 through the expiration date of October 12, 1999.


/s/ Bill A. Shirley
--------------------------------
Bill A. Shirley
Senior Vice President


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